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[HOMESTAKE   COMPLEX ORE PROCESSED (1990-1995)
LOGO]
[SANTA FE    Graph compares Homestake and Newmont tons of complex ore processed for 1990
  LOGO]      to 1995. Graph shows Homestake having processed 14.3 million tons of complex ore by autoclave and 28.0 million tons by roasting during such period. Graph shows Newmont having processed 0 tons of complex ore by autoclave and 2.1 million tons by roasting during such period. Graph shows
             Homestake autoclave and roaster experience processing 20 times the amount of ore as Newmont.
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